Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

212-450-4000

March 30, 2006

Re:	Prospectus Supplement for Global Medium-Term Notes, Series F, High
Income Trigger Securities filed by Morgan Stanley dated March 30,
2006 and Preliminary Pricing Supplement No. 40 dated March 24, 2006, each related to Registration Statement No. 333-131266

Morgan Stanley
1585 Broadway
New York, NY 10036
Ladies and Gentlemen:

     We have acted as tax counsel for Morgan Stanley (the “Company”) in connection with the preparation and filing of a (i) prospectus supplement for Global Medium-Term Notes, Series F, High Income Trigger Securities, dated March 30, 2006 (the “Prospectus Supplement”), supplementing the registration statement on Form S-3, including the prospectus, dated January 25, 2006 (the “Prospectus”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s Global Medium-Term Notes, Series F, High-Income Trigger Securities and (ii) preliminary pricing supplement No. 40 for Global Medium-Term Notes, Series F, High Income Trigger Securities due May 20, 2006, Based on the Common Stock of Wynn Resorts, Limited, dated March 24, 2006 (the “Pricing Supplement”).

     We have reviewed the discussions set forth under the captions “United States Federal Taxation” in the Prospectus Supplement and “United States Federal Income Taxation” in the Pricing Supplement, and are of the opinion that the discussions are accurate, subject to the conditions and limitations set forth therein.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

Morgan Stanley	2	March 30, 2006

     We hereby consent to the use of our name under the caption “United States Federal Taxation” in the Prospectus Supplement. The issuance of such consent does not concede that we are an “Expert” for the purposes of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell